Exhibit 2.3

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “NEXT THING TECHNOLOGIES INC”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF MAY, A.D. 2021, AT 10:08 O’CLOCK A.M.

/s/ JEFFREY W. BULLOCK
7577552 8100 SR# 20211781929	Authentication: 203211974 Date: 05-14-21

You may verify this certificate online at corp.defaware.gov/authver.shtml

Secretary of State Division of Corporations Delivered 10:08 AM 05/14/2021 FILED 10:08 AM 05/14/2021 SR 20211781929 ● file Number 7577552

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF
NEXT THING TECHNOLOGIES INC

NEXT THING TECHNOLOGIES INC (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State on April 9, 2021 (the “Certificate of Incorporation”).

2. Article IV, Paragraph (A) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

(A) Classes of Stock. The Corporation is authorized to issue shares of capital stock designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number shares of capital stock that the Corporation is authorized to issue is 60,000,000 shares, consisting of: 32,000,000 shares of Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), 18,000,000 shares of Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value $0.00001 per share (the “Preferred Stock”).

3. This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 12 day of May, 2021.

/s/ Jason Adams
Jason Adams, President